Exhibit 99.1
            NEOMAGIC(R) CORPORATION ANNOUNCES REVERSE STOCK SPLIT

     SANTA CLARA, Calif., Aug. 2 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC) today announced that on July 22, 2005, its Board of Directors approved an amendment to NeoMagic's Certificate of Incorporation that would effect a reverse split of the shares of common stock at a ratio of 1 for 5. The shareholders of NeoMagic approved the reverse split at NeoMagic's 2005 annual meeting of shareholders held on July 19, 2005. The reverse stock split will be effective after the close of market on August 11, 2005, and the Company's common stock will begin trading on a reverse split basis on August 12, 2005 under the symbol "NMGCD," for a period of 20 days. Thereafter, it will resume trading under the Company's original symbol "NMGC."

     Fractional shares of stock will not be issued as a result of the reverse split. Shareholders who would otherwise receive a fractional share of common stock will be entitled to receive cash in lieu of fractional shares. Computershare Limited is NeoMagic's transfer agent and will act as the exchange agent for the purpose of implementing the exchange of stock certificates in connection with the reverse split.

     As of July 31, 2005, NeoMagic had 33,665,212 shares of common stock issued and outstanding. After giving effect to the reverse split, there will be approximately 6,733,042 shares of common stock issued and outstanding. The exercise or conversion price and/or the number of shares of common stock issuable under the Company's outstanding warrants and options and any other similar rights or securities will be proportionately adjusted upon the reverse stock split based on the same ratio used with regard to common stock outstanding. The number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into common stock, including the Company's Series B preferred stock, will be adjusted proportionately.

     More information about the reverse split is available in NeoMagic's definitive proxy statement filed with the Securities and Exchange Commission on June 10, 2005.

     The Company anticipates that following the reverse stock split, the Company's common stock will trade at a price that is higher than the $1.00 per share minimum bid price required by the Nasdaq National Market. However, there can be no assurance that, after the consummation of the reverse stock split, the common stock will trade at five times the market price prior to the reverse stock split or above the $1.00 per share minimum bid price. In addition, there can also be no assurance that the Company will be able to satisfy the Nasdaq National Market's maintenance requirements on a continuing basis.

     About NeoMagic
     NeoMagic Corporation, based in Santa Clara, California, enables new generations of handheld systems with its Applications Processors that are designed to offer the lowest power, smallest form-factor and best multimedia features and performance. The company is a pioneer in the integration of complex logic, memory and analog circuits into single-chip solutions. Information on the company may be found on the World Wide Web at www.neomagic.com.

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     This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 regarding the Company's expectations that our stock will trade above $1.00 per share after the reverse stock split. These statements reflect current expectations. Risks that could affect the Company's operating results are more fully described in the Company's most recent annual report, its most recent quarterly report and other filings with the United States Securities and Exchange Commission (SEC), and are available online at http://www.sec.gov . NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the company.

     NOTE: NeoMagic, and the NeoMagic circle logo are registered trademarks, and MiMagic is a trademark, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.
     (Logo: http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO )

CONTACT:  Scott Sullinger, Chief Financial Officer of NeoMagic
Corporation, +1-408-486-3879/
Photo:  http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO